Exhibit 23.2

525 East Bay Street, Suite 100 - 29403	Barry D. Gumb
P.O. Box 973	Harold R. Pratt-Thomas, Jr.
Charleston, South Carolina 29402	Lynne Loring Kerrison
(843) 722-6443 • (843) 723-2647 Fax	Roy Strickland
E-Mail: cpa@p-tg.com	Patricia B. Wilson
www.p-tg.com	Rudolph S. Thomas

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The South Financial Group, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-124859, 333-117409, 333-111805, 333-109578, 333-104947, 333-103763, 333-102877, 333-99159, 333-53170 and 33-25424) on Form S-8 and registration statements (Nos. 333-112404, 333-106578 and 333-120366) on Form S-3 of The South Financial Group, Inc. of our report dated June 20, 2006, with respect to the statements of net assets available for benefits of The South Financial Group, Inc. 401(k) Plan (the "Plan") as of December 31, 2005 and 2004, and related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2006 annual report on Form 11-K of the Plan.

/s/   Pratt-Thomas & Gumb, CPAs

June 26, 2007